UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2018

MARIMED INC.

(Exact name of registrant as specified in its charter)

Delaware	0-54433	27-4672745
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26 Ossipee Road, Newton, Massachusetts	02464
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 795-5140

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02. Unregistered Sales of Equity Securities.

Between May 15, 2018 and May 31, 2018, MariMed Inc. (the “Company”) sold an aggregate of 7,241,997 shares of common stock for total proceeds of $6,513,000. Included in these sales were warrants to purchase an additional 3,206,500 shares of common stock at an exercise price of $1.75 per share, expiring in May 2021.

During the period March 31, 2018 to June 19, 2018, the Company converted $300,000 of promissory notes into 333,333 shares of common stock. Also during this period, the Company issued 180,439 shares of common stock to settle approximately $120,000 of outstanding obligations, and issued 100,000 shares of common stock pursuant to a mutual release agreement with a former employee.

As a result of the above, the Company issued an aggregate of 7,855,769 shares of common stock representing 4.3% of previously reported total common stock outstanding on May 14, 2018, and will have a total of 191,304,614 shares outstanding as of June 19, 2018. All shares were issued in exempt private placement transactions under Section 4(2) of the Securities Act of 1933, as amended, to persons who are “accredited investors” without the use of public advertising or the payment of placement fees or commissions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARIMED INC.

Dated: June 19, 2018
	By:	/s/ ROBERT FIREMAN
Robert Fireman, CEO